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                                                           OMB APPROVAL
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                                                  OMB Number           3235-0287
                                                  Expires:     December 31, 2001
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                                                  hours per response ....... 0.5
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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

(Print or Type Responses)
________________________________________________________________________________
1.   Name and Address of Reporting Person*

Stevenson                           R.               Scott
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

1410 SW Jefferson Street
--------------------------------------------------------------------------------
                                    (Street)

Portland                             Oregon             97201
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   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol


Fog Cutter Capital Group Inc. (FCCG)
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Day/Year


September 2002
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Day/Year)


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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)
           Senior Vice President
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________


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           TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
                             OR BENEFICIALLY OWNED
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                     2A. Deemed     Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                       2.                Execution  Code         ------------------------------- Owned at End   (D) or    Indirect
1.                        Transaction    Date,      (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security         Date           if any     ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                (mm/dd/yy)     (mm/dd/yy) Code  V                      (D)             and 4)         (Instr.4) (Instr. 4)
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

Common Stock                                                                                           700         I       w/spouse
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Common Stock                                                                                           300         I        By IRA
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Common Stock                                                                                            75         I       By spouse
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
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).


                                                                          (Over)
                                                                 SEC 1474 (3-99)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                          9.
                                                                                                          Number    10.
                                                                                                          of        Owner-
                                                                                                          Deriv-    ship
                                                                                                          ative     Form
            2.                                                                                            Secur-    of
            Conver-                             5.                              7.                        ities     Deriv-   11.
            sion              3A.               Number of                       Title and Amount          Bene-     ative    Nature
            or                Deemed            Derivative    6.                of Underlying     8.      ficially  Secur-   of
            Exer-             Exec-    4.       Securities    Date              Securities        Price   Owned     ities    In-
            cise     3.       ution    Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of      Follow-   Bene-    direct
            Price    Trans-   Date,    action   or Disposed   Expiration Date   ----------------  Deriv-  ing Re-   ficially Bene-
1.          of       action   if       Code     of(D)         (Month/Day/Year)            Amount  ative   ported    Owned at ficial
Title of    Deriv-   Date     any      (Instr.  (Instr. 3,    ----------------            or      Secur-  Trans-    End of   Owner-
Derivative  ative    (Month/  (Month/  8)       4 and 5)      Date     Expira-            Number  ity     action(s) Month    ship
Security    Secur-   Day/     Day/     ------   ------------  Exer-    tion               of      (Instr. (Instr.   (Instr.  (Instr.
(Instr. 3)  ity      Year)    Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)      4)        4)            4)
------------------------------------------------------------------------------------------------------------------------------------

Options     $4.53                                             9/30/00(1)9/30/09 Common    10,000                      D
                                                                                Stock
------------------------------------------------------------------------------------------------------------------------------------
Options     $4.53    9/19/02           A    V    50,000       8/29/02(2)8/29/12 Common    50,000           60,000     D
                                                                                Stock
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====================================================================================================================================

Explanation of Responses:

(1) Vest 1/4 per year beginning 9/30/00.
(2) Vest 1/3 per year beginning 8/29/02.
** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

/s/  R. Scott Stevenson                                September 23, 2002
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date
        R. Scott Stevenson


Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.